Exhibit 10.4

FIRST AMENDMENT (this “Amendment”) dated as of December 11, 2022 to the AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF WEBER HOLDCO LLC, a Delaware limited liability company (the “Company”).

WHEREAS, the Company has been heretofore formed as a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.) pursuant to a certificate of formation which was executed and filed with the Secretary of State of the State of Delaware on April 27, 2021;

WHEREAS, the Company is currently governed by that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of August 9, 2021 (the “LLC Agreement”);

WHEREAS, concurrently herewith, Weber Inc., a Delaware corporation (“Pubco”), has entered into that certain Agreement and Plan of Merger, dated as of the date hereof, by and among Pubco, Ribeye Parent, LLC and Ribeye Merger Sub, Inc. (“Merger Sub”), whereby Merger Sub shall merge with and into Pubco;

WHEREAS, pursuant to Section 13.10(a) of the LLC Agreement, (a) the LLC Agreement may be amended or modified by a written instrument signed by each of the Members who together own a majority in interest of the Units then outstanding (the “Requisite Parties”) and (b) BDT WSP Holdings, LLC and Byron D. Trott are the Requisite Parties as of the date hereof; and

WHEREAS, the Requisite Parties wish to amend and modify the LLC Agreement as set forth herein.

NOW, THEREFORE, the Requisite Parties agree as follows:

A.           AMENDMENTS

1.     Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings assigned thereto in the LLC Agreement.

2.     Redemption Right of a Member. The first sentence of Section 10.01(a) of the LLC Agreement is hereby amended and restated as follows:

“(a) Notwithstanding any provision to the contrary in the Agreement but subject to the terms of Section 10.02, Section 10.05(d), Section 10.09, Section 10.11 and/or any other agreement between such Member and the Company, Pubco or any of their controlled Affiliates, and without the need for approval by the Managing Member or consent by any other Members, each Member (other than the Pubco Members) shall be entitled to cause the Company to redeem (a “Redemption,” and, together with a Direct Exchange, as defined below, an “Exchange”) all or any portion of its Units (the “Redemption Right”)

at any time following the expiration of any contractual lock-up period relating to the shares of Pubco that may be applicable to such Member; provided that the Managing Member may force a Member to exercise its Redemption Right at any time following the expiration of such contractual lock-up period if such member holds fewer than 100,000 Common Units.”

3.     Tender Offers and Other Events with Respect to Pubco. The following is hereby added to Section 10.05 of the LLC Agreement as a new clause (d):

“(d) Notwithstanding any other provision in this Agreement (including Section 10.05(a)), the merger of Ribeye Merger Sub, Inc. (“Merger Sub”) with and into Pubco (the “Merger”) pursuant to that certain Agreement and Plan of Merger, dated as of December 11, 2022 (the “Merger Agreement”), by and among Pubco, Ribeye Parent, LLC and Merger Sub, shall not be a Pubco Offer for any purpose under this Agreement and from and after the execution of the Merger Agreement until the earlier of (i) the termination of the Merger Agreement pursuant to its terms and (ii) the consummation of the Merger, no Member shall be entitled to exercise any Redemption Right under Section 10.01 (including following a Profits Unit Exchange) except as provided in this Section 10.05(d). Each holder of Common Units shall be permitted to participate in the Merger (including following a Profits Unit Exchange) in accordance with the terms and subject to the conditions set forth in the Merger Agreement by delivery of a notice of participation (a “Participation Notice”) on or prior to the date that is 11 days after Pubco first files the preliminary Information Statement (as defined in the Merger Agreement) with the SEC. Each Participation Notice shall be effective immediately prior to the consummation of the Merger (and, for the avoidance of doubt, shall be contingent upon the consummation of the Merger and not be effective if the Merger is not consummated) and shall set forth the number of Common Units in respect of which the holder wishes to participate in the Merger. Immediately prior to the consummation of the Merger, the Company shall redeem from each holder of Common Units who timely delivered a Participation Notice the number of Common Units set forth therein in exchange for an equal number of shares of Class A Common Stock and, upon the consummation of the Merger, such shares of Class A Common Stock will be converted into a right to receive Merger Consideration (as defined in the Merger Agreement) pursuant to the terms and subject to the conditions set forth in the Merger Agreement.”

B.            MISCELLANEOUS

1.     Binding Effect. Upon the execution and delivery of this Amendment by the Requisite Parties, this Amendment shall become effective as of the date hereof. This Amendment shall be binding upon, inure to the benefit of, and be enforceable against, the Members and their respective successors and assigns.

2.     Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Until and unless each Requisite Party has received a counterpart hereof signed by the other Requisite Party, this Amendment shall have no effect and no Requisite

Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

3.    Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the Requisite Parties shall negotiate in good faith to modify this Amendment so as to effect the original intent of the Requisite Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

4.    Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Amendment as of the date of this Amendment.

BDT WSP Holdings, LLC

By:	BDT Capital Partners, LLC, its managing member

/s/ Mary Ann Todd
	Name:	Mary Ann Todd
	Title:	Partner & General Counsel

BYRON D. TROTT

By:	/s/ Byron D. Trott
Name: Byron D. Trott

[Signature Page – Amendment to Weber Holdco LLCA]